UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
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EMULEX CORPORATION
(Name of Registrant as Specified in Its Charter)
N/A
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Investor Contacts:	Press Contacts:
Frank Yoshino	Katherine Lane
Vice President, Finance	Manager, Public Relations
(714) 885-3697	(714) 885-3828

Dan Burch/Amy Bilbija	Andrew Cole/Diane Henry
MacKenzie Partners	Sard Verbinnen & Co
(212) 929-5500	(415) 618-8750
Emulex Advises Stockholders to Take No Action
at This Time in Response to Broadcom Tender Offer
COSTA MESA, Calif., May 5, 2009 — Emulex Corporation (NYSE: ELX) today said its Board of Directors, consistent with its fiduciary duties and with the assistance of its financial and legal advisors, Goldman, Sachs & Co. and Gibson, Dunn & Crutcher LLP, will review the tender offer commenced today by Broadcom Corporation (Nasdaq: BRCM) to acquire all of the outstanding shares of Emulex for $9.25 per share in cash. The Broadcom tender offer requires no action by Emulex stockholders at this time. The Company also said it will review Broadcom’s consent solicitation and urged stockholders at this time not to take any action on the consent solicitation. The Emulex Board will make its recommendation on the tender offer and respond to the consent solicitation in due course.
About Emulex
Emulex is the leader in converged networking solutions for the data center. Our Connectivity Continuum architecture provides intelligent networking services that transition today’s infrastructure into tomorrow’s unified network ecosystem. Emulex provides a single framework that intelligently connects every server, network and storage device within the data center. Through strategic collaboration and integrated partner solutions, Emulex provides its customers with industry leading business value, operational flexibility and strategic advantage. Emulex is listed on the New York Stock Exchange (NYSE:ELX) and has corporate headquarters in Costa Mesa, California. News releases and other information about Emulex Corporation are available at http://www.emulex.com.

Safe Harbor Statement
With the exception of historical information, the statements set forth above include forward-looking statements that involve risk and uncertainties. The company wishes to caution readers that a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include the rapidly changing nature of technology, evolving industry standards and frequent introductions of new products and enhancements by competitors; fluctuation in the growth of Fibre Channel and IP markets; changes in economic conditions or changes in end user demand for technology solutions; fluctuations or delays in customer orders; the highly competitive nature of the markets for Emulex’s products; Emulex’s ability to gain market acceptance for its products; the company’s ability to attract and retain skilled personnel; the company’s reliance on third-party suppliers. These and other factors which could cause actual results to differ materially from those in the forward-looking statements are also discussed in the company’s filings with the Securities and Exchange Commission, including its recent filings on Forms 8-K, 10-K and 10-Q. All trademarks, trade names, service marks, and logos referenced herein belong to their respective companies.
IMPORTANT ADDITIONAL INFORMATION
On May 5, 2009, Broadcom Corporation (“Broadcom”) filed a preliminary consent solicitation statement with the Securities and Exchange Commission (the “SEC”) relating to Broadcom’s proposals to, among other things, amend the bylaws of Emulex Corporation (the “Company”) in certain respects. The Company may be filing proxy materials in connection with Broadcom’s proposals (“Materials”) with the SEC. Stockholders are strongly advised to read the Materials if and when they become available, as they will contain important information.
Participant Information:
The Company, its directors and certain of its officers may be deemed to be participants in a solicitation of the Company’s stockholders. Information regarding the Company’s directors and executive officers is contained in the Company’s proxy statement filed with the SEC on October 14, 2008 for its 2008 Annual Meeting of Stockholders.
Free Copies of Important Documents:
Stockholders will be able to obtain the Materials and other documents filed by the Company with the SEC for free at the Internet website maintained by the SEC at www.sec.gov. Copies of the Materials will also be available for free at the Company’s Internet website at www.emulex.com or by writing to Emulex Corporation at 3333 Susan Street, Costa Mesa, CA 92626, Attention: Investor Relations. Stockholders may also contact the Company’s Investor Relations Department at 1 (714) 885-3693 for copies of the Materials.
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